Exhibit 10.15

SECOND AMENDMENT TO THE

AMEREN DEFERRED COMPENSATION PLAN

FOR MEMBERS OF THE BOARD OF DIRECTORS

WHEREAS, Ameren Corporation (“Ameren”) previously established the Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors, as amended and restated effective January 1, 2009 (“Plan”); and

WHEREAS, Ameren wishes to amend the Plan to (i) for Plan Years beginning on and after January 1, 2011, change the measurement period for the applicable interest rates for amounts deferred under the Plan prior to January 1, 2010; (ii) clarify that fractional stock units will be paid in cash; (iii) provide that a participant may make only three changes to his or her initial election as to the time and form of payment under the Plan with respect to amounts deferred thereunder; and (iv) delegate certain amendment authority.

NOW, THEREFORE, the Plan is amended as follows:

1. Effective January 1, 2010, the second and third paragraphs of Section 7.A.1 are deleted in their entirety and replaced with the following:

“For this purpose, Interest is calculated annually as of the first day of the Plan Year. For each Plan Year beginning on or prior to January 1, 2010, the ‘Plan Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be 150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index (‘Mergent’s Index’ formerly called ‘Moody’s Index’) for the calendar year immediately preceding such Plan Year. For each Plan Year beginning on or after January 1, 2011, the ‘Plan Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be 150 percent of the average of the monthly Mergent’s Index for the twelve month period ending on November 30 of the calendar year immediately preceding such Plan Year or such other measurement period as determined from time to time by the Company. For each Plan Year beginning on or after January 1, 2010, the ‘Plan Interest Rate’ for any amounts deferred on and after January 1, 2010 (and Interest attributable thereto) shall be 120 percent of the applicable federal long-term rate, with annual compounding (as prescribed under section 1274(d) of the Code) (‘AFR’) for the December immediately preceding such Plan Year.

For each Plan Year beginning on or prior to January 1, 2010, the ‘Base Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be equal to the average monthly Mergent’s Index for the calendar year immediately preceding such Plan Year. For each Plan Year beginning on or after January 1, 2011, the ‘Base Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be equal to the average monthly Mergent’s Index for the twelve month period ending on November 30 of the calendar year immediately preceding such Plan Year or such other measurement period as determined from time to time by the Company. For each Plan Year beginning on or after January 1, 2010, the ‘Base Interest Rate’ for any amounts deferred on and after January 1, 2010 (and Interest attributable thereto) shall be 120 percent of the AFR for the December immediately preceding such Plan Year.”

2. Effective November 1, 2010, Section 7.B is deleted and replaced with the following:

“All payments under Sections 8 through 12 relating to deferrals of a Director’s Retainer Fee and/or Meeting Stipend shall be made in cash. All payments under Sections 8 through 12 relating to deferrals of a Director’s Common Stock Award shall be made in the form of one share of Ameren common stock for each whole Stock Unit and cash equal to the fair market value of each fraction of a Stock Unit credited to the Participant’s Deferral Account.”

3. Effective November 1, 2010, the second paragraph of Section 8.B is deleted in its entirety and replaced with the following:

“On and after January 1, 2009, a Participant may elect to change his method of distribution with respect to one or more Deferral Accounts in accordance with the rules established by the Company. If a Participant makes such election, then (a) such election shall take effect on the date such payments were otherwise scheduled to be made or commence, provided that such election shall not take effect until at least 12 months after the date on which such election is made and submitted to the Company, (b) such election shall be made at least 12 months prior to the date such payments were otherwise scheduled to be made or commence; (c) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made had no such election been made; and (d) with respect to a change in payment form, such change may not accelerate the time or schedule of any payment under the Plan in violation of the requirements of Section 409A of the Code, except as provided in regulations promulgated by the Secretary of the Treasury. Notwithstanding the foregoing, a Participant may make no more than three such elections with respect to any portion of his or her Deferral Accounts.”

4. Effective November 1, 2010, the following is added to the end of Section 16.H:

“The Board of Directors delegates to the Administrative Committee of Ameren Services Company the authority to amend the Plan for changes that are legally required or administrative in nature where the cost of administering benefits does not increase by more than $25,000 annually.”

IN WITNESS WHEREOF, the foregoing Amendment is adopted on this 14th day of October, 2010.

AMEREN CORPORATION

By:	/s/ Mark C. Lindgren
Name:	Mark C. Lindgren
Title:	Vice President Human Resources Ameren Services Company On Behalf of Ameren Corporation

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